Exhibit 99.1

News Release From Nuance Communications, Inc.

Mark Laret Joins Nuance’s Board of Directors
BURLINGTON, MA, June 7, 2010 — Nuance Communications, Inc. (NASDAQ: NUAN), today announced that Mark Laret, chief executive officer, University of California San Francisco (UCSF) Medical Center, has joined Nuance’s board of directors.
Mr. Laret is a respected and well-known voice within the healthcare industry. He currently serves as CEO at the UCSF Medical Center, a top-ten U.S. hospital, where he oversees a $1.4 billion operation with more than 7,000 employees. Previously, Mr. Laret held CEO and other leadership positions with University of California Irvine Medical Center and University of California Los Angeles (UCLA) Medical Center. Mr. Laret is active in national initiatives to improve the quality, safety, and financing of medical care through leadership positions with the Council of Teaching Hospitals of the Association of American Medical Colleges, the Accreditation Council for Graduate Medical Education, and the University Healthsystem Consortium. He received a Masters Degree from the University of Southern California and a Bachelors Degree from UCLA. Mr. Laret also serves on the board of Varian Medical Systems, Inc.
“Mark is a strong CEO and leader in healthcare, and we look forward to benefiting from his thoughtful insight and broad experience as a member of our board,” said Paul Ricci, chairman and CEO, Nuance Communications. “We believe Mark’s business acumen and firm understanding of the role technology plays in healthcare can greatly influence Nuance’s strategic growth.”
“Nuance is clearly one of the most innovative companies in the healthcare IT industry today,” said Mark Laret, CEO, UCSF Medical Center. “I am privileged to join this dynamic team and look forward to working closely with Paul and the rest of Nuance’s board to lead the next phase of growth.”
About Nuance Communications, Inc.
Nuance is a leading provider of speech and imaging solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with information and how they create, share and use documents. Every day, millions of users and thousands of businesses experience Nuance’s proven applications and professional services. For more information, please visit: nuance.com.
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Nuance and the Nuance logo are trademarks or registered trademarks of Nuance Communications, Inc. or its subsidiaries in the United States of America and/or other countries. All other company names or product names may be the trademarks of their respective owners.
Contact:
Nuance Communications
Richard Mack
Nuance Communications
Tel: (781) 565-5000
Email: richard.mack@nuance.com